EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Mr. James G. Reindl	Mr. Crocker Coulson, President
Chairman and CEO	CCG Investor Relations
TechPrecision Corporation	Tel: 1-646-213-1915 (NY office) or
Tel: 1-978-874-0591	Mr. Gary Chin, Tel: 1-646-213-1909
Email: reindlj@ranor.com	Email: crocker.coulson@ccgir.com
www.techprecision.com	www.ccgir.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Strong Second Quarter Fiscal Year 2009 Results

Westminster, MA - November 5, 2008 - TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision”, or “the Company”), a leading manufacturer of large-scale, high-precision machined metal fabrications with customers in the alternative energy, medical, nuclear, defense, aerospace and other commercial industries, today reported strong financial results for the second quarter of fiscal year 2009, which is the three months ended September 30, 2008.

Second Quarter Highlights

•	Net sales increased 113.5% to $13.6 million

•	Gross profit rose 234.6% to $5.0 million

•	Gross profit margin was 36.9% vs. 23.5% in the prior year

•	Operating income increased 353.1% to $4.5 million

•	Net income increased 312.0% to $2.5 million

•	Net income per common share was $0.18 and $0.09 basic and diluted, versus $0.06 and $0.03 basic and diluted for the second quarter of the previous year

Second Quarter Results

For the three months ended September 30, 2008, sales increased to $13.6 million or 113.5%, from $6.4 million in the second quarter of fiscal 2008. This increase in sales reflected continued strong demand from our solar customer.

“We are pleased to report exceptional results for our second quarter of fiscal 2009,” said Chairman and CEO James Reindl. “We expect our business to perform at a high level in the next several years. However, given the current economic climate, we plan to diversify in order to enable us to continue our growth and reduce our reliance on our major customer,” added Mr. Reindl.

Cost of sales for the quarter ended September 30, 2008 increased by $3.7 million to $8.6 million, an increase of 76.3%, from $4.9 million for quarter ended September 30, 2007. Cost of sales grew at a rate less than the Company’s increase in sales, resulting in a gross margin of 36.9% in the second fiscal quarter of 2009 compared to a gross margin of 23.5% in the second fiscal quarter of 2008. The gross margin improvement was largely attributable to the reversal of an accrual on a contract that was taken in a prior period and the recent sale of scrap metal along with the results of our marketing efforts that focused on the development of long range contracts that generated more predictable cost structures.

Selling, administrative and other expenses for quarter ended September 30, 2008 were $150,000 as compared to $80,000 for quarter ended September 30, 2007, due in part to additional costs resulting from the commencement of a public market in the Company’s common stock in November 2007, as well as additional expense incurred as a result of the overall increase in the Company’s business.

Income tax expense was $1.9 million in the three months ended September 30, 2008 (FYE Mar 09) as compared to $0.2 million in the three months ended September 30, 2007 (FYE Mar 08). The Company’s effective tax rate was 42.5% in the second quarter of fiscal 2009 as compared to 37.0% in the second quarter of fiscal 2008, reflecting increased profitability.

TechPrecision’s net income was $2.5 million ($0.18 per share basic and $0.09 per share diluted) for the quarter ended September 30, 2008 as compared to $0.6 million ($0.06 per share basic and $0.03 per share diluted) for the quarter ended September 30, 2007. The $1.9 million increase reflected the factors described above.

Six Months ended September 30, 2008 Results

•	Net sales increased 95.4% to $25.3 million

•	Gross profit rose 164.3% to $8.4 million

•	Gross profit margin was 33.2% vs. 24.6% in the prior year

•	Operating income increased 228.1% to $7.2 million

•	Net income increased 214.5% to $4.0 million

•	Net income per common share was $0.30 and $0.15 basic and diluted, versus $0.13 and $0.07 basic and diluted for the six months of the previous year

For the six months ended September 30, 2008, revenue reached $25.3 million, up 95.4% from $12.9 million for the first six months of the prior year largely due to an increase in sales to the Company’s solar customer. Gross profit for the period was $8.4 million, compared to $3.2 million in the six months of fiscal 2008, an increase of 164.3%. This gross margin improvement was largely attributable to the reversal of an accrual on a contract that was taken in a prior period and the recent sale of scrap metal along with the results of our marketing efforts that focused on the development of long range contracts that generated more predictable cost structures. Operating income grew 228.1% between the first six months of fiscal 2008 and fiscal 2009, from $2.2 million to $7.2 million as TechPrecision continued to scale. Consequently, net income between the two periods rose from $1.3 million to $4.0 million.

Financial Condition

At September 30, 2008, TechPrecision had working capital of $10.2 million as compared with working capital of $6.4 million at March 31, 2008, an increase of $3.8 million reflecting the Company’s increased level and profitability of business. The cash flows from operations were $7.4 million for the six months ended September 30, 2008 as compared to $1.9 million for the six months ended September 30, 2007. The increase in operating cash flow was due to the net effect of an increase in net profits and decrease in costs incurred on uncompleted contracts. As of September 30, 2008, the Company had $9.7 million in cash and equivalents. Stockholder’s equity increased to $8.2 million, up from $4.2 million on March 31, 2008.

Business Outlook

TechPrecision provides a proprietary product for a customer in the alternative energy industry and has a track record of providing key components to the nuclear energy industry as well. The alternative energy industry continues to experience rapid growth; although the current economic climate, together with the decline in oil prices, could affect the alternative energy business generally as well as our business in this industry. As a result, we anticipate a slowdown in delivery schedules for orders placed by our customers, particularly in the solar industry. The Company is one of a few participants in the U.S. with the requisite certifications and authorizations to manufacture and transport commercial nuclear equipment, although it did not have significant revenue from this segment during fiscal 2008 or the first half of fiscal 2009. However, we believe that we are well positioned to benefit from any nuclear renaissance. Currently though, most of the nuclear activity is being performed outside of the United States.

“We were extremely pleased with our operational team this quarter as we continued to gain efficiencies in our manufacturing processes,” stated Mr. Reindl. “Our cash position is solid and we are aggressively working to deploy it in a responsible manner to support new long-term programs in the medical and nuclear fields to diversify our risk.”

TechPrecision anticipates operating at a high level of capacity throughout fiscal 2009 and is currently evaluating capacity expansion plans both on- and off-site. As of September 30, 2008, the company had a backlog of firm orders totaling approximately $45.5 million compared to $52.8 million at the end of last quarter, and $33.4 million for the period ended March 31, 2008.  The Company anticipates that a significant amount of this backlog will be shipped during the year ended March 31, 2009 and the remainder in the year ended March 31, 2010.

Teleconference Information

The Company will hold a conference call at 10:00 a.m. Eastern (U.S.) time on Thursday, November 6, 2008. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 866-214-7077 or 416-915-9608. When prompted by the operator, mention Conference Passcode 2267741.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Thursday, November 6 at 12:00 p.m. Eastern Time. To access the replay, dial 888-203-1112 or 719-457-0820, and enter the Passcode 2267741.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly-owned subsidiary Ranor, Inc., manufactures metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy, medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Financial tables follow --

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$13,601,010	$6,370,834	$25,259,144	$12,923,946
Cost of sales	8,588,210	4,871,752	16,866,013	9,749,324

Gross profit	5,012,800	1,499,082	8,393,131	3,174,622
Operating expenses:
Salaries and related expenses	322,035	247,494	757,130	591,784
Professional fees	72,782	185,323	120,469	229,368
Selling, general and administrative	150,138	80,169	289,134	150,789
Total operating expenses	544,955	512,986	1,166,733	971,941
Income from operations	4,467,845	986,096	7,226,398	2,202,681

Other income (expenses)
Interest expense	(115,090)	(133,223)	(233,871)	(265,661)
Interest income	—	191	—	466
Finance costs	(4,687)	(2,589)	(8,513)	(5,179)

Total other income (expense)	(119,777)	(135,621)	(242,384)	(270,374)

Income (loss) before income taxes	4,348,068	850,475	6,984,014	1,932,307
Provision for income taxes	(1,871,968)	(249,229)	(2,936,218)	(646,234)

Net income (loss)	$2,476,100	$601,246	$4,047,796	$1,286,073

Net income (loss) per share of common stock (basic)	$0.18	$0.06	$0.30	$0.13
Net income (loss) per share (fully diluted)	$0.09	$0.03	$0.15	$0.07
Weighted average number of shares outstanding (basic)	13,823,245	10,051,557	13,379,358	10,051,557
Weighted average number of shares outstanding (fully diluted)	26,978,330	19,313,683	26,736,678	19,313,683

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEET

	September 30,	March 31,
	2008	2008
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,719,359	$2,852,676
Accounts receivable, less allowance for doubtful accounts of $25,000	3,292,658	4,509,336
Costs incurred on uncompleted contracts, in excess of progress billings	2,526,301	4,298,683
Inventories- raw materials	307,415	195,506
Deferred Income taxes	76,369	—
Prepaid expenses	2,615,004	1,039,117
Total current assets	18,537,106	12,895,318
Property, plant and equipment, net	2,681,294	2,810,981
Deposit on fixed assets	390,000	240,000
Deferred loan cost, net	113,610	121,692
Total Assets	$21,722,010	$16,067,991
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,379,280	$990,533
Accrued expenses	2,803,541	1,480,507
Progress billings in excess of cost of uncompleted contracts	1,542,899	3,418,898
Current maturity of long-term debt	614,477	613,832
Total current liabilities	8,340,197	6,503,770
Notes payable- noncurrent	5,098,265	5,404,981
Total liabilities	13,438,462	11,908,751

STOCKHOLDERS’ EQUITY
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,000,000 are designated as Series A Preferred Stock,
with 6,324,974 shares issued and outstanding at September 30, 2008 and 7,018,064 at March 31, 2008	2,297,432	2,542,643
Common stock -par value $.0001 per share, authorized — 90,000,000 shares,
issued and outstanding — 13,868,995 shares at September 30, 2008 and 12,572,995 shares at March 31, 2008	1,390	1,259
Paid in capital	2,946,484	2,624,892
Retained Earnings (accumulated deficit)	3,038,242	(1,009,554)
Total Stockholders’ Equity	8,283,548	4,159,240
Total liabilities and shareholders’ equity	$21,722,010	$16,067,991

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR SIX MONTHS ENDED SEPTEMBER 30, (unaudited)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$4,047,796	$1,286,073
Non cash items included in net loss:
Depreciation and amortization	275,378	235,103
Shares issued for services	—	720
Increase in deferred tax asset	(133,999)	—

Changes in operating assets and liabilities:
Accounts receivable	1,216,678	(447,296)
Inventory	(111,909)	(6,443)
Costs incurred on uncompleted contracts	313,021	(2,047,595)
Prepaid expenses	(1,575,887)	(1,284,748)
Accounts payable	2,388,747	481,830
Accrued expenses	1,323,035	311,880
Customer advances	(416,638)	3,354,320

Net cash provided by operating activities	7,383,852	1,883,844

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchases of property, plant and equipment	(137,609)	(128,999)
Deposits on equipment	(150,000)	—
Net cash used in investing activities	(287,609)	(128,999)

CASH FLOWS FROM FINANCING ACTIVITIES
Distribution of WM Realty equity	(93,548)	(21,000)
Exercise of warrants	170,060	—
Payment of notes	(306,072)	(305,813)
Loan from stockholder	—	(60,000)
Net cash provided by (used in) financing activities	(229,560)	(386,813)

Net increase in cash and cash equivalents	6,866,683	1,368,032
CASH AND CASH EQUIVALENTS, beginning of period	2,852,676	1,443,998
CASH AND CASH EQUIVALENTS, end of period	$9,719,359	$2,812,030

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